Exhibit 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Enovix Corporation (formerly Rodgers Silicon Valley Acquisition Corp.) on Form S-1 of our report dated March 8, 2021, except for the effects of the restatement discussed in Note 2 and the subsequent event discussed in Note 11B as to which the date is May 4, 2021, with respect to our audits of the financial statements of Enovix Corporation as of December 31, 2020 and for the period from September 23, 2020 (inception) through December 31, 2020, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum LLP

Marcum LLP

New York, NY

August 2, 2021